Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet Chairman and CEO Cobra Electronics Corporation 773-804-6265 jbazet@cobra.com

Media Contact:	Chris Doyle Annual Reports, Inc. 317-736-8838 chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS SECOND QUARTER RESULTS

Lower Sales to Travel Centers and Higher Patent Litigation Expenses Result in

Operating Loss

CHICAGO, IL – JULY 26, 2013 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net loss of $1.9 million, or $0.29 per share for the second quarter of 2013 as compared to net income of $902,000, or $0.14 per share for the second quarter of 2012. In addition, there was an operating loss of $1.9 million for the current quarter compared to operating income of $1.4 million in the same quarter last year. These changes reflected drops in net sales of $3.5 million and gross margin of more than four points as well as a significant increase in fixed selling, general and administrative expenses, primarily litigation expenses relating to patent claims.

Consolidated net sales were $25.6 million compared to $29.1 million in the second quarter of 2012, with the Cobra segment reporting a $3.0 million decrease in sales and the Performance Products Limited (“PPL”) segment reporting a decrease of $415,000. The sales drop for the Cobra segment resulted from lower domestic sales of Truck Navigation products and Citizens Band radios, however, this was partially offset by a significant increase in Detection products and PMR two-way radios sales into Eastern Europe. Truck Navigation domestic sales to travel centers were significantly below the second quarter of 2012 due to strong initial load-in sales of two new models in the same quarter last year, which were not repeated in 2013, as well as increased competition. In addition, the decline in Citizens Band radio domestic sales reflected higher customer inventories due to lower sell-through at major travel centers. The PPL sales decrease was attributable to a continued difficult economic environment in Europe and increased competition in Truckmate™ navigation products.

Cobra Second Quarter Results – 2

“We are disappointed to report a decline in operating results compared to the second quarter of 2012, however, we believe that our results are somewhat reflective of the global economic deterioration in discretionary consumer purchases that continues to impact the consumer electronics industry. Also, a significant amount of the current quarter’s operating loss was due to expenses for the Fleming patent litigation. In addition, our Company typically builds important momentum from seasonality in the third and fourth quarters and management is taking aggressive actions to improve our financial performance for that period. Therefore, we are still optimistic about the Company’s ability to achieve both profitable and improved results in the second half of this year” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Consolidated gross margin was 26.1 percent compared to 30.5 percent in the second quarter of 2012 primarily as a result of a less favorable sales mix and competitive pricing pressures mainly in the Cobra segment. The gross margin for the Cobra segment was 24.9 percent compared to 29.5 percent in the second quarter of last year due to the decrease in sales of higher margin Truck Navigation products, which also declined due to competitive pricing pressures. Also contributing to the lower gross margin in the Cobra segment were competitive pricing pressures on sales of Detection products into Eastern Europe. PPL’s gross margin decreased to 33.1 percent from 36.3 percent last year reflecting mainly an unfavorable product mix and a foreign exchange loss compared to a gain in the same quarter last year.

Selling, general and administrative expenses (SG&A) were $8.5 million in the second quarter of 2013 compared to $7.4 million in the prior year’s quarter. Variable selling expenses declined consistent with net sales. However, fixed expenses increased primarily as a result of significant expenses from the Fleming patent litigation. The Company has entered into an agreement to settle all outstanding claims relating to the Fleming patent litigation. The settlement agreement provides the Company with a license to certain patents held by Mr. Fleming in exchange for certain payments to be made by the Company. Although this settlement occurred subsequent to the completion of the second quarter, the expense for an upfront payment has been recorded in the current quarter financial results in accordance with U.S. GAAP. “We are pleased to have resolved this matter privately. We believe that this settlement is in the long-term best interests of Cobra and its shareholders as it will allow us to avoid the lengthy and costly legal process that would otherwise be necessary to bring the case to a conclusion,” commented Mr. Bazet. In addition, the Company is currently working with the lenders under its credit agreement to exclude the expenses for the Fleming patent litigation from certain formula calculations related to the credit agreement.

Interest expense for the second quarter of 2013 was $150,000 compared to $235,000 for the second quarter of 2012 due to a lower interest rate. Other income was $86,000 compared to other expense of $144,000 in the prior year’s quarter primarily due to a gain on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for certain current and former officers of the Company as compared to a loss in the same quarter last year. A tax provision of $14,000 was recorded in the current quarter as compared to a $164,000 tax expense in the second quarter of 2012 mainly due to lower income for both Cobra Electronics Europe Limited and PPL.

Interest-bearing debt increased to $16.2 million as of June 30, 2013 compared to $14.2 million at June 30, 2012. Cash on hand at June 30, 2013 was $2.0 million as compared to $2.9 million at June 30, 2012 mainly due to the timing of cash receipts. Inventory at the end of the second quarter increased to $34.6 million from $32.6 million at June 30, 2012 as a result of the lower than expected sales. Accounts receivable at the end of the quarter were $12.3 million, a decrease from $16.4 million one year earlier.

Cobra Second Quarter Results – 3

On a year-to-date basis, consolidated net sales were $47.2 million compared to $55.5 million for the same period of 2012. In addition to the sales decrease, a lower gross margin of more than two points and significantly increased SG&A expenses for the Fleming patent litigation resulted in an operating loss of $3.6 million for the first six months as compared to a $1.6 million operating income for the prior year’s period. The net loss for the year-to-date was $3.5 million, or $0.53 per share, as compared to a net income of $1.2 million or $0.19 per share in the prior year.

In discussing the outlook for the third quarter of 2013, as well as the entire year, Mr. Bazet said, “We are implementing several actions in the second half of 2013 that are aimed at significantly improving our financial performance. Some of these actions include substantially reducing operating expenses, adding meaningful sales of several exciting new products not previously planned for this year and taking certain steps to improve distributor sales. We believe that these steps along with the recently settled Fleming patent litigation will enable the Company to return to profitability and as such, will achieve a higher operating income in the third quarter of 2013 than in the third quarter of 2012. However, the Company anticipates a lower level of operating income in 2013 as compared to 2012 as a result of the losses experienced by the Company in the first half of 2013.”

Cobra will be conducting a conference call on July 26, 2013 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Net sales	$25,630	$29,084	$47,207	$55,502
Cost of sales	18,951	20,226	34,293	39,056

Gross profit	6,679	8,858	12,914	16,446
Selling, general and administrative expense	8,544	7,413	16,505	14,840

(Loss) earnings from operations	(1,865)	1,445	(3,591)	1,606
Other (expense) income:
Interest expense	(150)	(235)	(310)	(488)
Other, net	86	(144)	439	349

(Loss) earnings before taxes	(1,929)	1,066	(3,462)	1,467
Tax provision	14	164	13	226

Net (loss) earnings	$(1,943)	$902	$(3,475)	$1,241

Net (loss) earnings per common share:
Basic	$(0.29)	$0.14	$(0.53)	$0.19
Diluted	$(0.29)	$0.14	$(0.53)	$0.19

Weighted average shares outstanding:
Basic	6,611	6,611	6,611	6,586
Diluted	6,611	6,622	6,611	6,600

Cobra Second Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS:
Current assets:
Cash	$1,984	$1,785	$2,871
Accounts receivable, net	12,303	20,943	16,355
Inventories, net	34,586	38,068	32,627
Other current assets	3,465	3,071	2,494

Total current assets	52,338	63,867	54,347
Property, plant and equipment, net	5,411	5,323	5,392
Total other assets	14,598	14,300	13,976

Total assets	$72,347	$83,490	$73,715

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,689	$5,598	$5,721
Accrued liabilities	6,571	7,931	6,345
Short-term debt	16,215	20,284	14,220

Total current liabilities	26,475	33,813	26,286

Non-current liabilities:
Deferred taxes	803	886	1,090
Deferred compensation	7,944	7,780	7,675
Other long-term liabilities	726	751	763

Total non-current liabilities	9,473	9,417	9,528

Shareholders’ equity	36,399	40,260	37,901

Total liabilities and shareholders’ equity	$$72,347	$$83,490	$$73,715